Exhibit 99.1


        Forest City Announces $100 Million Senior Note Offering

   CLEVELAND--(BUSINESS WIRE)--Feb. 3, 2004--Forest City Enterprises, Inc. (NYSE:FCEA)(NYSE:FCEB) today announced that it has agreed to sell $100 million of 7.375% Senior Notes Due 2034 in a public offering, which is expected to close February 10, 2004.
   The Company expects to use the net proceeds from the offering to repay recourse debt outstanding under the company's $350 million credit facilities and for general corporate and working capital purposes.
   Morgan Stanley & Co. Incorporated acted as the book-running manager and McDonald Investments Inc. acted as the co-manager of the offering. Other underwriters included ABN AMRO Incorporated; BNY Capital Markets, Inc.; Comerica Securities, Inc.; Credit Lyonnais Securities (USA) Inc.; Harris Nesbitt Corp.; Quick and Reilly, Inc.; and U.S. Bancorp Piper Jaffray Inc.
   A copy of the final prospectus may be obtained from Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036, Attn:
Prospectus Department.
   This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.
   Forest City Enterprises, Inc. is a $5.7 billion NYSE-listed real estate company headquartered in Cleveland, Ohio. The Company is principally engaged in the ownership, development, acquisition and management of commercial and residential real estate throughout the United States. The Company's portfolio includes interests in retail centers, apartment communities, office buildings and hotels in 21 states and the District of Columbia.

    CONTACT: Forest City Enterprises, Inc.
             Thomas G. Smith, 216-621-6060
             Thomas T. Kmiecik, 216-621-6060
             www.forestcity.net